Exhibit 99.1
News Release

AMH Reports Second Quarter 2025 Financial and Operating Results
Raises Full Year 2025 Guidance
LAS VEGAS, July 31, 2025—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended June 30, 2025.
Highlights
•Rents and other single-family property revenues increased 8.0% year-over-year to $457.5 million for the second quarter of 2025.
•Net income attributable to common shareholders totaled $105.6 million, or $0.28 per diluted share, for the second quarter of 2025, compared to $92.1 million, or $0.25 per diluted share, for the second quarter of 2024.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 4.9% year-over-year to $0.47 per FFO share and unit for the second quarter of 2025 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 6.3% year-over-year to $0.42 per FFO share and unit for the second quarter of 2025.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 4.1% year-over-year for the second quarter of 2025.
•Achieved Same-Home Average Occupied Days Percentage of 96.3% in the second quarter of 2025, while generating 4.1% rate growth on new leases and 4.4% rate growth on renewals, resulting in 4.3% blended rate growth.
•Delivered a total of 636 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the second quarter of 2025.
•Issued $650.0 million of 4.95% unsecured senior notes due 2030 during the second quarter of 2025, raising net proceeds of $642.5 million.
•Raised Full Year 2025 Core FFO attributable to common share and unit holders guidance midpoint by $0.03 per share and unit to $1.86, representing anticipated full year growth of 5.1% over prior year.
“Our strong second quarter results reflect another successful spring leasing season. Superior performance across all areas of the AMH platform drove a three cent increase to our full year Core FFO per share guidance to $1.86 at the midpoint, representing 5.1% growth over the prior year,” stated Bryan Smith, AMH’s Chief Executive Officer. “Our industry-leading team has done an outstanding job of executing the AMH strategy. With our focus on operational excellence, portfolio optimization and disciplined balance sheet management, we will continue to differentiate ourselves and deliver long-term shareholder value.”
Second Quarter 2025 Financial Results
Net income attributable to common shareholders totaled $105.6 million, or $0.28 per diluted share, for the second quarter of 2025, compared to $92.1 million, or $0.25 per diluted share, for the second quarter of 2024. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses and higher net gains on property sales.
Rents and other single-family property revenues increased 8.0% to $457.5 million for the second quarter of 2025, compared to $423.5 million for the second quarter of 2024. Revenue growth was driven by an increase in our average occupied portfolio which grew to 58,282 homes for the second quarter of 2025, compared to 56,516 homes for the second quarter of 2024, as well as higher rental rates.

Core NOI from our total portfolio increased 8.7% to $264.1 million for the second quarter of 2025, compared to $243.0 million for the second quarter of 2024. This growth was driven by a 7.7% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by a 5.8% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 3.9% to $361.3 million for the second quarter of 2025, compared to $347.6 million for the second quarter of 2024, which was driven by a 4.0% increase in Average Monthly Realized Rent per property as well as higher fees and lower uncollectible rents, partially offset by a 40 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 3.6% to $124.5 million for the second quarter of 2025, compared to $120.1 million for the second quarter of 2024, primarily driven by higher repairs and maintenance (“R&M”) and turnover costs, net. The increase was partially due to timing associated with incremental turnover costs related to the Company’s lease expiration management initiative, which is designed to shift lease expiration volume to the first half of the year to better align with the peak leasing season. As a result, Core NOI from Same-Home properties increased 4.1% to $236.8 million for the second quarter of 2025, compared to $227.5 million for the second quarter of 2024.
Core FFO attributable to common share and unit holders was $198.0 million, or $0.47 per FFO share and unit, for the second quarter of 2025, compared to $187.1 million, or $0.45 per FFO share and unit, for the second quarter of 2024. Adjusted FFO attributable to common share and unit holders was $176.4 million, or $0.42 per FFO share and unit, for the second quarter of 2025, compared to $164.6 million, or $0.39 per FFO share and unit, for the second quarter of 2024. These improvements were primarily attributable to growth in Core NOI from our total portfolio.
Year-to-Date 2025 Financial Results
Net income attributable to common shareholders totaled $215.5 million, or $0.58 per diluted share, for the six-month period ended June 30, 2025, compared to $201.4 million, or $0.55 per diluted share, for the six-month period ended June 30, 2024. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses.
Rents and other single-family property revenues increased 8.2% to $916.8 million for the six-month period ended June 30, 2025, compared to $847.0 million for the six-month period ended June 30, 2024. Revenue growth was driven by an increase in our average occupied portfolio which grew to 58,016 homes for the six-month period ended June 30, 2025, compared to 56,266 homes for the six-month period ended June 30, 2024, as well as higher rental rates.
Core NOI from our total portfolio increased 8.8% to $523.0 million for the six-month period ended June 30, 2025, compared to $480.7 million for the six-month period ended June 30, 2024. This growth was driven by a 7.8% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by a 6.0% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 4.2% to $716.9 million for the six-month period ended June 30, 2025, compared to $687.9 million for the six-month period ended June 30, 2024, which was driven by a 4.2% increase in Average Monthly Realized Rent per property as well as higher fees, partially offset by a 20 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 3.8% to $244.9 million for the six-month period ended June 30, 2025, compared to $235.9 million for the six-month period ended June 30, 2024, primarily driven by higher R&M and turnover costs, net and property management expenses, net. The increase in R&M and turnover costs, net was partially due to timing associated with incremental turnover costs related to the Company’s lease expiration management initiative, which is designed to shift lease expiration volume to the first half of the year to better align with the peak leasing season. As a result, Core NOI from Same-Home properties increased 4.4% to $472.0 million for the six-month period ended June 30, 2025, compared to $452.0 million for the six-month period ended June 30, 2024.
Core FFO attributable to common share and unit holders was $392.7 million, or $0.93 per FFO share and unit, for the six-month period ended June 30, 2025, compared to $368.0 million, or $0.88 per FFO share and unit, for the six-month period ended June 30, 2024. Adjusted FFO attributable to common share and unit holders was $353.0 million, or $0.84 per FFO share and unit, for the six-month period ended June 30, 2025, compared to $330.7 million, or $0.79 per FFO share and unit, for the six-month period ended June 30, 2024. These improvements were primarily attributable to growth in Core NOI from our total portfolio.
Investments
Average Occupied Days Percentage was 95.7% for the second quarter of 2025, compared to 94.8% for the first quarter of 2025.
As of June 30, 2025, the Company’s total single-family properties, excluding properties held for sale, consisted of 60,596 homes, compared to 60,700 homes as of March 31, 2025, a decrease of 104 homes during the second quarter of 2025, which included 501 newly constructed homes delivered to our operating portfolio through our AMH Development Program and 5 homes acquired through our traditional acquisition channel, partially offset by 610 homes identified for sale. During the second quarter of 2025, we also developed an additional 135 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 636 total home deliveries through our AMH Development Program. As of June 30, 2025, the Company had 904 properties held for sale and 3,616 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the second quarter of 2025, American Homes 4 Rent, L.P. (the “Operating Partnership”), the entity through which the Company conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets, issued $650.0 million of 4.950% unsecured senior notes with a maturity date of June 15, 2030 (the “2030 Notes”). Interest on the 2030 Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2025. The Operating Partnership received aggregate net proceeds of $642.5 million from this offering, after underwriting fees of $3.9 million and a $3.6 million discount, and before offering costs of $1.3 million.
As of June 30, 2025, the Company had cash and cash equivalents of $323.3 million and total outstanding debt of $5.2 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.5% and a weighted-average term to maturity of 9.9 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility. During the second quarter of 2025, the Company generated $49.3 million of Retained Cash Flow and sold 370 properties, generating $120.6 million of net proceeds. In July 2025, the Company provided notice of its intent to pay off the AMH 2015-SFR2 securitization during the third quarter of 2025, which had a balance of $427.5 million as of June 30, 2025.

2025 Guidance
Set forth below are the Company’s current expectations with respect to full year 2025 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated real estate joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2025 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2025
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.80 - $1.86	$1.84 - $1.88
Core FFO attributable to common share and unit holders growth	1.7% - 5.1%	4.0% - 6.2%

Same-Home
Core revenues growth	2.50% - 4.50%	3.00% - 4.50%
Core property operating expenses growth	3.00% - 5.00%	3.00% - 4.50%
Core NOI growth	2.25% - 4.25%	2.75% - 4.75%

Full Year 2025 (Unchanged)
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,800 - 2,000	$700 - $800 million
Development pipeline, pro rata share of JV and Property Enhancing Capex	—	$100 - $200 million
Total capital investment (wholly owned and pro rata JV)	1,800 - 2,000	$0.8 - $1.0 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.0 - $1.2 billion
Changes to Full Year 2025 Guidance
•$0.03 incremental Core FFO per share:
◦Primarily driven by increased Core NOI growth from both the Same-Home and Non-Same-Home portfolios from:
▪Better core revenues growth driven by strong year-to-date leasing performance and lower bad debt expense outlook.
▪Lowered core property operating expenses growth primarily driven by recent favorable property tax information.
◦As well as modestly improved full year financing cost outlook driven by beneficial refinancing execution.
Additional Information
A copy of the Company’s Second Quarter 2025 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, August 1, 2025 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2025 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, August 15, 2025 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13753995#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties.
In recent years, we’ve been named a 2025 Great Place to Work®, a 2025 Top U.S. Homebuilder by Builder100, and one of the 2025 Most Trustworthy Companies in America by Newsweek and Statista Inc. As of June 30, 2025, we owned over 61,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2025 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Single-family properties:
Land	$2,387,155	$2,370,006
Buildings and improvements	11,778,460	11,559,461
Single-family properties in operation	14,165,615	13,929,467
Less: accumulated depreciation	(3,217,919)	(3,048,868)
Single-family properties in operation, net	10,947,696	10,880,599
Single-family properties under development and development land	1,309,824	1,272,284
Single-family properties and land held for sale, net	242,402	212,808
Total real estate assets, net	12,499,922	12,365,691
Cash and cash equivalents	323,258	199,413
Restricted cash	143,342	150,803
Rent and other receivables	50,444	48,452
Escrow deposits, prepaid expenses and other assets	307,238	337,379
Investments in unconsolidated joint ventures	147,835	159,134
Goodwill	120,279	120,279
Total assets	$13,592,318	$13,381,151

Liabilities
Revolving credit facility	$—	$—
Asset-backed securitizations, net	427,275	924,344
Unsecured senior notes, net	4,731,334	4,086,418
Accounts payable and accrued expenses	588,166	521,759
Total liabilities	5,746,775	5,532,521

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 370,262,580 and 368,987,993 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively)	3,702	3,690
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2025 and December 31, 2024)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at June 30, 2025 and December 31, 2024)	92	92
Additional paid-in capital	7,542,892	7,529,008
Accumulated deficit	(388,735)	(380,632)
Accumulated other comprehensive income	7,249	7,852
Total shareholders’ equity	7,165,206	7,160,016
Noncontrolling interest	680,337	688,614
Total equity	7,845,543	7,848,630

Total liabilities and equity	$13,592,318	$13,381,151

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Rents and other single-family property revenues	$457,503	$423,494	$916,779	$847,049

Expenses:
Property operating expenses	160,089	149,470	327,619	305,397
Property management expenses	34,412	32,382	68,593	63,784
General and administrative expense	20,008	21,693	39,679	43,578
Interest expense	46,303	38,678	91,729	77,255
Acquisition and other transaction costs	2,655	2,937	5,716	6,261
Depreciation and amortization	126,939	117,603	251,867	233,329
Total expenses	390,406	362,763	785,203	729,604

Gain on sale and impairment of single-family properties and other, net	51,908	43,892	113,924	112,793
Loss on early extinguishment of debt	—	(63)	(216)	(1,017)
Other income and expense, net	4,619	3,974	7,053	7,408

Net income	123,624	108,534	252,337	236,629

Noncontrolling interest	14,585	12,906	29,840	28,226
Dividends on preferred shares	3,486	3,486	6,972	6,972

Net income attributable to common shareholders	$105,553	$92,142	$215,525	$201,431

Weighted-average common shares outstanding:
Basic	370,692,250	366,778,333	370,538,451	366,645,796
Diluted	371,059,970	367,312,955	370,916,988	367,142,626

Net income attributable to common shareholders per share:
Basic	$0.28	$0.25	$0.58	$0.55
Diluted	$0.28	$0.25	$0.58	$0.55

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Second Quarter 2025 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2025 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated real estate joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations and adjustments for investments in proptech venture capital funds related to the pro rata equity pickup of realized and unrealized gains and losses from their portfolio investments, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and six months ended June 30, 2025 and 2024 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$105,553	$92,142	$215,525	$201,431
Adjustments:
Noncontrolling interests in the Operating Partnership	14,585	12,906	29,840	28,226
Gain on sale and impairment of single-family properties and other, net	(51,908)	(43,892)	(113,924)	(112,793)
Adjustments for unconsolidated real estate joint ventures	1,821	1,196	3,305	2,793
Depreciation and amortization	126,939	117,603	251,867	233,329
Less: depreciation and amortization of non-real estate assets	(5,511)	(4,769)	(10,876)	(9,424)
FFO attributable to common share and unit holders	$191,479	$175,186	$375,737	$343,562
Adjustments:
Acquisition, other transaction costs and other	1,445	2,937	5,535	6,261
Noncash share-based compensation - general and administrative	3,987	7,559	8,854	14,398
Noncash share-based compensation - property management	1,137	1,340	2,383	2,784
Loss on early extinguishment of debt	—	63	216	1,017
Core FFO attributable to common share and unit holders	$198,048	$187,085	$392,725	$368,022
Recurring Capital Expenditures	(20,515)	(21,403)	(37,344)	(35,527)
Leasing costs	(1,098)	(1,042)	(2,337)	(1,837)
Adjusted FFO attributable to common share and unit holders	$176,435	$164,640	$353,044	$330,658
Common distributions	(127,152)	(109,290)	(254,289)	(218,537)
Retained Cash Flow	$49,283	$55,350	$98,755	$112,121

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.45	$0.42	$0.89	$0.82
Core FFO attributable to common share and unit holders	$0.47	$0.45	$0.93	$0.88
Adjusted FFO attributable to common share and unit holders	$0.42	$0.39	$0.84	$0.79

Weighted-average FFO shares and units:
Common shares outstanding	370,692,250	366,778,333	370,538,451	366,645,796
Share-based compensation plan and forward sale equity contracts (1)	692,590	888,460	726,881	883,662
Operating partnership units	51,228,628	51,376,980	51,302,394	51,376,980
Total weighted-average FFO shares and units	422,613,468	419,043,773	422,567,726	418,906,438
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and six months ended June 30, 2025 and 2024:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.28	$0.25	$0.58	$0.55
Adjustments:
Conversion from GAAP share count	(0.03)	(0.03)	(0.07)	(0.07)
Noncontrolling interests in the Operating Partnership	0.03	0.03	0.07	0.07
Gain on sale and impairment of single-family properties and other, net	(0.12)	(0.10)	(0.27)	(0.27)
Adjustments for unconsolidated real estate joint ventures	—	—	0.01	0.01
Depreciation and amortization	0.30	0.28	0.60	0.55
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.03)	(0.02)
FFO attributable to common share and unit holders	$0.45	$0.42	$0.89	$0.82
Adjustments:
Acquisition, other transaction costs and other	—	0.01	0.01	0.01
Noncash share-based compensation - general and administrative	0.01	0.02	0.02	0.04
Noncash share-based compensation - property management	0.01	—	0.01	0.01
Core FFO attributable to common share and unit holders	$0.47	$0.45	$0.93	$0.88
Recurring Capital Expenditures	(0.04)	(0.06)	(0.08)	(0.09)
Leasing costs	(0.01)	—	(0.01)	—
Adjusted FFO attributable to common share and unit holders	$0.42	$0.39	$0.84	$0.79

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and six months ended June 30, 2025 and 2024 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$457,503	$423,494	$916,779	$847,049
Tenant charge-backs	(52,457)	(47,371)	(116,318)	(104,708)
Core revenues	405,046	376,123	800,461	742,341
Less: Non-Same-Home core revenues	(43,721)	(28,494)	(83,549)	(54,486)
Same-Home core revenues	$361,325	$347,629	$716,912	$687,855

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$160,089	$149,470	$327,619	$305,397
Property management expenses	34,412	32,382	68,593	63,784
Noncash share-based compensation - property management	(1,137)	(1,340)	(2,383)	(2,784)
Expenses reimbursed by tenant charge-backs	(52,457)	(47,371)	(116,318)	(104,708)
Core property operating expenses	140,907	133,141	277,511	261,689
Less: Non-Same-Home core property operating expenses	(16,380)	(12,999)	(32,562)	(25,810)
Same-Home core property operating expenses	$124,527	$120,142	$244,949	$235,879

Core NOI and Same-Home Core NOI
Net income	$123,624	$108,534	$252,337	$236,629
Loss on early extinguishment of debt	—	63	216	1,017
Gain on sale and impairment of single-family properties and other, net	(51,908)	(43,892)	(113,924)	(112,793)
Depreciation and amortization	126,939	117,603	251,867	233,329
Acquisition and other transaction costs	2,655	2,937	5,716	6,261
Noncash share-based compensation - property management	1,137	1,340	2,383	2,784
Interest expense	46,303	38,678	91,729	77,255
General and administrative expense	20,008	21,693	39,679	43,578
Other income and expense, net	(4,619)	(3,974)	(7,053)	(7,408)
Core NOI	264,139	242,982	522,950	480,652
Less: Non-Same-Home Core NOI	(27,341)	(15,495)	(50,987)	(28,676)
Same-Home Core NOI	$236,798	$227,487	$471,963	$451,976

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com